UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2012

SUPERVALU INC.

(Exact name of registrant as specified in its charter)

Delaware	1-5418	41-0617000
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7075 Flying Cloud Drive

Eden Prairie, Minnesota, 55344

(Address and zip code of principal executive offices)

(952) 828-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities

On September 5, 2012, SUPERVALU INC. (the “Company”) issued a press release announcing that it was closing approximately 60 underperforming or non-strategic stores, including 38 stores in its retail food reporting segment and 22 Save-A-Lot locations. The Company expects to close the majority of these stores before December 1, 2012, the end of the Company’s fiscal 2013 third quarter, and expects that the remaining store closures will be completed by February 23, 2013, the end of the Company’s fiscal year. These store closures are part of a comprehensive plan to accelerate the Company’s business strategy, reduce costs and improve shareholder value.

As a result of these store closures, the Company expects to incur total pre-tax charges of approximately $80 million to $90 million in fiscal 2013. Of these amounts, the Company expects that $50 million to $55 million will be incurred in its fiscal 2013 second quarter ending September 8, 2012, and the majority of the remainder will be recorded in its fiscal 2013 third quarter. The $80 million to $90 million estimate is comprised of approximately $45 million to $50 million in asset impairment costs, $25 million to $30 million in lease related costs, $7 million of other costs and $3 million of employee termination costs, including severance and other benefits. Only the employee termination costs will result in incremental future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2012

SUPERVALU INC.

By:	/s/ Sherry M. Smith
Name:	Sherry M. Smith
Title:	Executive Vice President
and Chief Financial Officer
(Authorized Officer of Registrant)